Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

 News Release

Inland Real Estate Corporation (Investors/Analysts)	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Matthew Tramel, Media Relations Director
(630) 218-7364	(630) 218-8000 x4896
benchelt@inlandrealestate.com	tramel@inlandgroup.com

Inland Real Estate Corporation

Announces Pricing of 16.0 Million Shares of Common Stock

OAK BROOK, IL. (May 12, 2009) – Inland Real Estate Corporation (NYSE: IRC) (the “Company”) today announced that it has priced its public offering of 16.0 million shares of its common stock at $6.50 per share.  The Company has granted the underwriters a 30-day option to purchase up to an additional 2.4 million shares of common stock to cover over-allotments, if any.  The Company expects the net proceeds from the offering, before offering expenses, to be approximately $99.3 million or approximately $114.2 million if the underwriters' option to purchase additional shares is exercised in full.

Merrill Lynch & Co. and Wachovia Securities are acting as joint book-running managers for the offering.  BMO Capital Markets Corp. and KeyBanc Capital Markets Inc. are acting as co-lead managers for the offering.

The Company intends to use the net proceeds from the offering to repay outstanding debt under its line of credit and for other general corporate purposes, which may include repurchasing 4.625% convertible notes due 2026 and the repayment of the Company’s term loan, as more particularly described in the prospectus supplement filed with the U.S. Securities and Exchange Commission.

To obtain a copy of the prospectus and the final prospectus supplement for this offering, please contact:  Merrill Lynch & Co., Attention: Prospectus Department, 4 World Financial Center, New York, NY 10080, at (866) 500-5408; or Wachovia Capital Markets, LLC, Attention: Equity Syndicate Dept., 375 Park Avenue, New York, NY 10152, at (800) 326-5897, or e-mail a request to equity.syndicate@wachovia.com.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that currently owns interests in 140 open-air neighborhood, community, power, and lifestyle retail centers and single tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.  Please refer to the documents filed by Inland Real Estate Corporation with the SEC, specifically the Company’s prospectus supplement to its effective registration statement on Form S-3 (File No. 333-158800) and the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for a more complete discussion of these risks and uncertainties.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.